EXHIBIT 99.1

SigmaTron International, Inc. Reports Year End Financial Results for Fiscal Year 2016

ELK GROVE VILLAGE, Ill., July 29, 2016 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal year ended April 30, 2016.  Revenues increased to $253.9 million in fiscal year 2016 from $230.2 million in the prior fiscal year.  Net income increased to $2,082,659 in fiscal year 2016 compared to $903,412 in fiscal year 2015.  Basic and diluted earnings per share for the fiscal year ended April 30, 2016 were each $0.50 and $0.49, respectively compared to $0.22 each in fiscal year 2015.

For the fourth quarter of fiscal year 2016, revenues increased to $60.8 million compared to $60.1 million for the same quarter in the prior fiscal year.  Basic and diluted earnings per share for the fiscal year 2016 fourth quarter were each $0.01 compared to basic and diluted earnings per share of $0.04 each for the same period of fiscal year 2015.

Commenting on SigmaTron’s results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, “I’m pleased to report that SigmaTron was profitable during the fourth quarter of fiscal 2016 as well as for the entire fiscal year.  Our fourth quarter of fiscal 2016 was essentially a repeat of the fourth quarter of fiscal 2015, in that it was profitable but disappointing.  In fact, we have seen revenue decrease the second half of fiscal 2016, and revenue in the third quarter and the fourth quarter were essentially the same.  This reflects the continuing stagnant global economy that has been experienced in recent months.

“On a positive note, the results for fiscal 2016 were much better than fiscal 2015, with our net income more than doubling from the prior year.  This was led by a strong first half of fiscal 2016 but clearly the economy slowed for the second half of our fiscal year.

“Going forward, we remain optimistic about continued growth in fiscal 2017.  We continue to grow our business with existing customers and adding new customers.  We believe growth with existing customers reflects their satisfaction with our performance and we continue to add new customers that are attracted to our global footprint and service capabilities.  We fully expect to continue to grow revenues in spite of the stagnate economy.  As you have heard many times, margin pressures continue from both vendors and customers.  We continue to find ways to offset those to remain profitable even with these pressures.

“As always, I want to take this opportunity to thank our customers, supply chain, our bank, Wells Fargo Bank N.A., our Board of Directors and our greatest asset, our employees, that made fiscal 2016 a profitable and more successful year than the prior fiscal year.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	April 30,	April 30,	April 30,	April 30,
	2016	2015	2016	2015

Net sales	$60,753,363	$60,053,552	$253,904,146	$230,237,161

Cost of products sold	54,770,215	54,240,280	228,385,615	208,168,323

Gross profit	5,983,148	5,813,272	25,518,531	22,068,838

Selling and administrative expenses	5,493,935	5,162,382	21,194,211	19,431,637

Operating income	489,213	650,890	4,324,320	2,637,201

Other expense	200,975	247,372	839,124	932,740

Income from operations before income tax	288,238	403,518	3,485,196	1,704,461

Income tax expense (benefit)	239,411	227,425	1,402,537	801,049

Net income	$48,827	$176,093	$2,082,659	$903,412

Net income per common share - basic	$0.01	$0.04	$0.50	$0.22

Net income per common share - assuming dilution	$0.01	$0.04	$0.49	$0.22

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,208,184	4,117,600	4,224,030	4,116,424

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
	2016	2015

Assets:

Current assets	$94,090,884	$94,379,147

Machinery and equipment-net	33,080,858	33,864,527

Intangibles	4,703,245	5,174,144
Goodwill	3,222,899	3,222,899
Deferred income taxes	233,057	365,935
Other assets	1,531,315	1,319,901

Total assets	$136,862,258	$138,326,553

Liabilities and stockholders' equity:

Current liabilities	$45,986,309	$43,489,632

Long-term obligations	30,800,071	38,151,534

Stockholders' equity	60,075,878	56,685,387

Total liabilities and stockholders' equity	$136,862,258	$138,326,553

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095